Exhibit 2.1


                                                                 EXECUTION COPY
                                                                 --------- ----

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 23, 2000

                                     by and

                                      among

                             LILLY INDUSTRIES, INC.,

                            THE VALSPAR CORPORATION

                                       and

                               VAL ACQUISITION CORP.




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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I    THE MERGER........................................................1
             SECTION 1.01.    The Merger.......................................1
             SECTION 1.02.    Conversion of Shares.............................1
             SECTION 1.03.    Payment for Shares...............................2
             SECTION 1.04.    Stock Options....................................4

ARTICLE II   SURVIVING CORPORATION; DIRECTORS AND OFFICERS.....................4
             SECTION 2.01.    Articles of Incorporation........................4
             SECTION 2.02.    By-Laws..........................................4
             SECTION 2.03.    Directors and Officers...........................4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........5
             SECTION 3.01.    Organization and Qualification...................5
             SECTION 3.02.    Authority; Non-Contravention; Approvals..........5
             SECTION 3.03.    Proxy Statement..................................6
             SECTION 3.04.    Ownership of Company Common Stock................6
             SECTION 3.05.    Financing........................................6
             SECTION 3.06.    Brokers and Finders..............................7

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................7
             SECTION 4.01.    Organization and Qualification...................7
             SECTION 4.02.    Capitalization...................................7
             SECTION 4.03.    Subsidiaries.....................................8
             SECTION 4.04.    Authority; Non-Contravention; Approvals..........9
             SECTION 4.05.    Reports and Financial Statements................10
             SECTION 4.06.    Absence of Undisclosed Liabilities..............11
             SECTION 4.07.    Absence of Certain Changes or Events............11
             SECTION 4.08.    Litigation......................................11
             SECTION 4.09.    Proxy Statement.................................11
             SECTION 4.10.    No Violation of Law.............................12
             SECTION 4.11.    Material Contracts; Compliance with Agreements..12
             SECTION 4.12.    Taxes...........................................13
             SECTION 4.13.    Employee Benefit Plans; ERISA...................13
             SECTION 4.14.    Collective Bargaining Agreements; Labor
                              Controversies...................................15
             SECTION 4.15.    Environmental Matters...........................16
             SECTION 4.16.    Intellectual Property...........................17
             SECTION 4.17.    Company Shareholders' Approval..................17
             SECTION 4.18.    Opinion of Financial Advisor....................17
             SECTION 4.19.    Brokers and Finders.............................17

ARTICLE V    COVENANTS........................................................17
             SECTION 5.01.    Conduct of Business by the Company Pending
                              the Merger......................................17
             SECTION 5.02.    Control of the Company's Operations.............20
             SECTION 5.03.    Acquisition Transactions........................20
             SECTION 5.04.    Access to Information; Confidentiality..........21
             SECTION 5.05.    Notices of Certain Events.......................22
             SECTION 5.06.    Merger Sub......................................23
             SECTION 5.07.    Employee Benefits...............................23
             SECTION 5.08.    Meeting of the Company's Shareholders...........24
             SECTION 5.09.    Proxy Statement.................................24
             SECTION 5.10.    Public Announcements............................25
             SECTION 5.11.    Expenses and Fees...............................25
             SECTION 5.12.    Agreement to Cooperate..........................25
             SECTION 5.13.    Directors' and Officers' Indemnification........27
             SECTION 5.14.    State Takeover Laws.............................28
             SECTION 5.15.    Employee Stock Purchase Plan....................28

ARTICLE VI   CONDITIONS TO THE MERGER.........................................29
             SECTION 6.01.    Conditions to the Obligations of Each Party.....29
             SECTION 6.02.    Conditions to Obligation of the Company to
                              Effect the Merger...............................29
             SECTION 6.03.    Conditions to Obligations of Parent and
                              Subsidiary to Effect the Merger.................30

ARTICLE VII  TERMINATION......................................................30
             SECTION 7.01.    Termination.....................................30

ARTICLE VIII MISCELLANEOUS....................................................32
             SECTION 8.01.    Effect of Termination...........................32
             SECTION 8.02.    Non-Survival of Representations and Warranties..32
             SECTION 8.03.    Notices.........................................32
             SECTION 8.04.    Interpretation..................................33
             SECTION 8.05.    Miscellaneous...................................33
             SECTION 8.06.    Counterparts....................................34
             SECTION 8.07.    Amendments; Extensions..........................34
             SECTION 8.08.    Entire Agreement................................34
             SECTION 8.09.    Severability....................................34
             SECTION 8.10.    Specific Performance............................34


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                          AGREEMENT AND PLAN OF MERGER

               AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 23, 2000, among Lilly Industries, Inc., an Indiana corporation (the "Company"), The Valspar Corporation, a Delaware corporation ("Parent"), and Val Acquisition Corp., an Indiana corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

               WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and have adopted this Agreement as a plan of merger pursuant to the Business Corporation Law of the State of Indiana (the "IBCL"); and

               WHEREAS, the Merger is subject to approval by the Company's stockholders, as provided herein, and the Board of Directors of the Company has agreed to recommend such approval, on the terms and subject to the conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the IBCL, Merger Sub shall be merged with and into the Company (the "Merger") at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease.

     (b) The Merger shall be consummated by filing with the Secretary of State of the State of Indiana articles of merger (the "Articles of Merger") in accordance with the IBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed, or at such later time after the Articles of Merger are so filed as Merger Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     (c) The Merger shall have the effects specified under the IBCL.


     SECTION 1.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Each issued and outstanding share of the Company's Class A Common Stock, without par value (the "Class A Common Stock"), and of the Company's Class B Common Stock, without par value (the "Class B
Common


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Stock," and together with the Class A Common Stock, the "Company Common Stock"), held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any wholly owned subsidiary of the Company or of Parent shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto.

     (b) Each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $31.75 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, applicable thereto.

     (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

     SECTION 1.03. Payment for Shares. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing shares of Company Common Stock and shall enter into a disbursing agent agreement with the Disbursing Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's shareholders cash in an aggregate amount necessary to make the payments pursuant to Section
1.02 to all holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund as the Surviving Corporation directs in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.02, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the



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surrender of the  Certificates in exchange for payment of the applicable  Merger
Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. Notwithstanding anything to the contrary, in the event that prior to the Effective Time the Company shall declare any dividend or distribution with respect to shares of Company Common Stock, and such dividend or distribution shall have a record date on or prior to the Effective Time and shall not have been paid prior to the Effective Time, each holder of shares of Company Common Stock on the record date shall be
entitled  to  receive  such   dividend  or   distribution   from  the  Surviving
Corporation. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.03, each Certificate (other than Certificates representing shares of Company Common Stock which have been cancelled) shall represent for all purposes only the right to receive in cash the Merger Consideration multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

     (c) At and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Agreement. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

     (d) At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, any interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors



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

thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the
Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official to the extent required by any abandoned property, escheat or other similar law.

     SECTION 1.04. Stock Options. The Company shall (a) terminate the Company's 1991 Director Stock Option Plan and 1992 Stock Option Plan (collectively, the "Company Option Plans") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) following such termination grant no additional Options under the Company Option Plans. Prior to the Effective Time, the Company shall use its reasonable efforts to take all actions necessary (including obtaining any consents necessary from holders of Options), so that, as of the Effective Time, each outstanding Option shall be cancelled in return for a lump sum cash payment to the holder thereof by Parent or the Surviving Corporation, equal to the product of (i) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time (whether or not vested) and
(ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option, plus, to holders of non-qualified options (other than non-employee directors), an amount equal to 35% of the foregoing lump sum cash payment; less in each case any applicable withholding.

                                   ARTICLE II

                  SURVIVING CORPORATION; DIRECTORS AND OFFICERS

     SECTION 2.01. Articles of Incorporation. The Articles of Incorporation of the Merger Sub in effect at the Effective Time shall be the articles of
incorporation  of  the  Surviving   Corporation  until  thereafter   amended  in
accordance with applicable law.

     SECTION 2.02. By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law and the Surviving Corporation's Articles of Incorporation.

     SECTION 2.03. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.



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

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated and delivered by Parent to the Company as of the date hereof (the "Parent Disclosure Schedule"):

     SECTION 3.01. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a material adverse effect on the business, properties, operations, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect").

     SECTION 3.02. Authority; Non-Contravention; Approvals. (a) Parent and Merger Sub each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings (including any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind


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(each a "Contract" and  collectively  "Contracts") to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining and/or giving (prior to the Effective Time) consents required from and/or notices required to third parties as specified in
Section 3.02(b) of the Parent Disclosure Schedule (the "Parent Third Party Approvals") and other than, in the case of (ii) and (iii) above, such
violations,  conflicts,  breaches,  defaults,  terminations,   accelerations  or
creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) filing of the Articles of Merger with the Secretary of State of the State of Indiana in connection with the Merger and (iv) any required filings with or approvals from authorities of any state or foreign country in which the Company or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.03. Proxy Statement. None of the information to be supplied by Parent or its subsidiaries for inclusion in any proxy statement or information statement to be distributed in connection with the Company Meeting (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 3.04. Ownership of Company Common Stock. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

     SECTION 3.05. Financing. Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency, Parent has provided to the Company a true and complete copy (not including schedules or exhibits) of a financing commitment letter signed by the lender for the financing necessary to consummate the Merger and to pay all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith). Parent will, at the Effective Time, have available cash in an amount sufficient to consummate the transactions contemplated hereby, including, without limitation, to pay the aggregate Merger Consideration to be paid to the



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Company's shareholders in the Merger and the aggregate  consideration to be paid to holders of Options.

     SECTION 3.06. Brokers and Finders. Except as disclosed in the Parent Disclosure Schedule, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Reports or the disclosure schedule dated and delivered by the Company to Parent as of the date hereof (the "Company Disclosure Schedule"):

     SECTION 4.01. Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Articles of Incorporation and Code of By-Laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     SECTION 4.02. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock of which 97,000,000 are shares of Class A Common Stock and 3,000,000 are shares of Class B Common Stock. As of May 31, 2000, (i) 22,715,254 shares of Class A Common Stock, and 501,766 shares of Class B Common Stock, including in each case the associated Rights (as defined in Section 4.02(b)), were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 5,290,008 shares of Class A Common Stock and 38,234 shares of Class B Common Stock were held in the treasury of the Company and (iii) 2,738,933 shares of Class A Common Stock and no shares of Class B Common Stock were reserved for issuance upon exercise of options issued and outstanding. Since May 31, 2000 through the date hereof, except as permitted by the Agreement, (i) no shares of Company Common Stock have been issued except in connection with the exercise of options issued and outstanding and except for shares of Company Common Stock required to be issued in connection with the Company's existing Dividend Reinvestment Plan (the "DRP"), Employee Savings 401(k) Plan (the "401(k) Plan") or Employee Stock Purchase Plan (the "ESPP") and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made except Rights in accordance with the terms of the Rights Agreement.

     (b) Except for the Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of January 12, 1996, by and between the Company and National City Bank (the "Rights Agent"), or for options issued and outstanding, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other antitakeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of options issued and outstanding or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as otherwise contemplated by this Agreement there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Board of Directors of the Company has taken all action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent) to provide that (i) none of the Parent and its subsidiaries shall become an "Acquiring Person" and no "Share Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby and (iii) the Rights will expire without any further force or effect as of immediately prior to the consummation of the Merger. Upon execution of such amendment to the Rights Agreement by the Rights Agent, such amendment to the Rights Agreement shall become effective and shall remain in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

     (c) The Company has previously made available to Parent complete and correct copies of the Company Option Plans, including all amendments thereto. The Company has previously made available to Parent a complete and correct list setting forth as of May 31, 2000, (i) the number of Options outstanding and (ii) the weighted average exercise price for all outstanding Options. Since May 31, 2000, the Company has not granted or agreed to grant any Options.

     SECTION 4.03. Subsidiaries. Each direct and indirect subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens (other than liens arising by operation of law), claims, encumbrances, security interests, equities and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its subsidiaries.

     SECTION 4.04. Authority; Non-Contravention; Approvals. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles or certificates of incorporation or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Shareholder Approval, or (iii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining and/or giving (prior to the Effective Time) consents required from and/or notices required to third parties as specified in Section 4.04(b) of the Company Disclosure Schedule (the "Company Third Party Approvals") and other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act,
(iii) the filing of the Articles of Merger with the Secretary of State of the State of Indiana in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets and (v) any required filings with or approvals from applicable domestic or foreign environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     (d) The Board of Directors of the Company has adopted resolutions to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions of Sections 23-1-42-1 to 11 and Sections 23-1-43-1 to 24 of the IBCL, and, accordingly, none of such Sections applies to any such transactions.

     SECTION 4.05. Reports and Financial Statements. Since January 1, 1998, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, posteffective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates except as amended or supplemented prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended November 30, 1999 and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "Company 10-Q") for the quarterly period ended February 29, 2000 (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of the unaudited financial statements, to normal year-end adjustments).

     SECTION 4.06. Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements or the notes thereto, neither the Company nor any of its subsidiaries had at February 29, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business and consistent with past practices and (b) liabilities, obligations or contingencies which would not reasonably be expected to have a Company Material Adverse Effect, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied which are not, excluding all matters set forth on the Company Disclosure Schedules, material to the Company and its subsidiaries taken as a whole.

     SECTION 4.07. Absence of Certain Changes or Events. Since February 29, 2000, there has not been any Company Material Adverse Effect. From February 29, 2000 through the date hereof, the Company and its subsidiaries have conducted their business and operations in the ordinary course of business and consistent with past practice and there has not been any amendment to the Company's charter or bylaws.

     SECTION 4.08. Litigation. As of the date hereof, there are no claims, suits, actions or proceedings ("Claims") pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator or mediator, alleging that the Company or any of its subsidiaries has liability arising from the presence of lead in any product sold by the Company or any of its subsidiaries.

     SECTION 4.09. Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof and any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Sub or any stockholder of Parent for inclusion therein.

     SECTION 4.10. No Violation of Law. As of the date hereof, neither the Company nor any of its subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) or other legal requirement of any governmental or regulatory body or authority, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending as to which the Company has received notice or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, as of the date hereof other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.11. Material Contracts; Compliance with Agreements. (a) Except for those agreements and other documents filed as exhibits to the Company SEC Reports, none of the Company or its subsidiaries is a party to, bound by or subject to any Contract that (i) is a "material contract" within the meaning of
Item 601(b)(10) of Regulation S-K of the SEC or (ii) restricts the Company to from conducting its business in any geographical regions or selling any lines of product.

     (b) Since January 1, 1998 through the date hereof, neither the Company nor any of its subsidiaries has entered into any Contract (other than any Contract entered into in the ordinary course or for current assets or fixed or capital assets) (i) to acquire (including by way of merger, consolidation or acquisition of stock or assets) any company or business or any division thereof or material portion of the assets thereof for over $7,500,000 in value or (ii) to sell or commit to sell, transfer or otherwise dispose of (including by way of merger, consolidation or acquisition of stock or assets) any business or assets of the Company or such subsidiary for over $7,500,000 in value.

     (c) The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (i) the respective articles or certificates of incorporation, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (ii) any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than as would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, there has been no material default, cancellation or breach by any other party to any material Contract to which the Company or any of its subsidiaries is a party.

     SECTION 4.12. Taxes. (a) The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax would not, individually or in the aggregate, have a Company Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company's latest balance sheet included in the Company 10-Q to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with generally accepted accounting principles, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. As of the date hereof, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would reasonably be expected to be material to the Company. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company.

     (b) The Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.

     (c) For purposes of this  Agreement,  "Tax"  (including,  with  correlative meaning, the terms "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 4.13. Employee Benefit Plans; ERISA. (a) Section 4.13(a) of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute (other than employee benefit plans, programs or policies providing benefits to non-U.S. employees of the Company), including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, and including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the "Employee Benefit Plans") and (ii) each employment and severance agreement pursuant to which the Company or any of its subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $250,000 per year or $500,000 in the aggregate (each, a "Material Employment Agreement").

     (b) With respect to each Employee Benefit Plan other than a Multiemployer Plan (a "Plan"), the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

     (c) The IRS has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code (a "Qualified Plan") and the related trust that has not been revoked, and there are no circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, which cannot be cured without a Company Material Adverse Effect. For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended.

     (d) Except as would not have a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or result in any limitation on the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (f) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have a Company
Material Adverse Effect: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of
Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty
Corporation have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

     (g) No Employee Benefit Plan is a Multiemployer Plan, none of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company and its subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability to a Multiemployer Plan that has not been satisfied in full.

     SECTION 4.14. Collective Bargaining Agreements; Labor Controversies. As of the date hereof, none of Seller or its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union or labor organization. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees that would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such organizational efforts which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.15. Environmental Matters. (a) (i) The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having and complying with all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) there has been no release or threatened release, and none of the properties owned or, to the Company's knowledge, operated by the Company or any of its subsidiaries contain any Hazardous Substance in violation of or requiring
remediation, corrective  action,  removal,   response  or  cleanup  under  any
Environmental Law as a result  of any  activity  of the  Company  or any of its
subsidiaries in  amounts exceeding   the  levels   permitted  by  applicable
Environmental Laws, (iii) since January 1, 1997, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses or real property, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law or claims for remedial action or any injury or damage to human health, property, natural resources or the environment, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not reasonably be expected to have a Company Material Adverse Effect.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, common law, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

     (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any

Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

     SECTION 4.16. Intellectual Property. The Company and its subsidiaries have through ownership or licensing or otherwise all intellectual property rights necessary for the conduct of the business of the Company and its subsidiaries as it is presently being conducted. Neither the Company nor any of its subsidiaries has infringed any intellectual property rights of any third party other than any infringements that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.17. Company Shareholders' Approval. The affirmative vote of shareholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of all votes entitled to be cast by the holders of the outstanding shares of Company Common Stock, having equal voting rights, share for share, voting as one class.

     SECTION 4.18. Opinion of Financial Advisor. As of the date hereof, the Company's financial advisor, Wasserstein Perella & Co., Inc. (the "Company Financial Advisor"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "Fairness Opinion"), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view. Subject to the prior review and consent by the Company Financial Advisor, the Fairness Opinion shall be available for inclusion in its entirety in the Proxy Statement.

     SECTION 4.19. Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. The Company has previously disclosed the fee schedule for the Company Financial Advisor to Parent.

                                    ARTICLE V

                                    COVENANTS

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time, without Parent's prior consent (which shall not be unreasonably withheld), the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective articles of incorporation or by-laws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock, (iii) effect any merger, corporate restructuring or liquidation of the Company or any of its subsidiaries, or (iv) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or its subsidiary by a subsidiary of the Company and regular quarterly dividends on Company Common Stock of not more than $.08 per share declared and paid at times consistent with past practice;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon exercise of Options outstanding on the date hereof;

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business consistent with past practice up to the amount of the existing borrowing limit of the Company's existing credit facilities on the date hereof (which is $150 million) and (B) borrowings to refinance existing indebtedness on market terms, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plans, or to use for the 401(k) Plan, the DRP or the ESPP, (iii) make any acquisition of any assets or businesses in excess of the amounts set forth in Section 5.01 of the Company Disclosure Schedule other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business consistent with Section 5.01(i) below, or (iv) sell, pledge, lease, dispose of or encumber any material assets or businesses other than (A) sales of businesses or assets disclosed in the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets as may be required by applicable law, or (D) sales of idle facilities and related assets;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them other than as contemplated by the terms of this Agreement;

          (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or with any other persons, except (i) as required to comply with applicable law, (ii) pursuant to previously existing contractual arrangements or policies or (iii) employment agreements entered into with a person who is hired by the Company or one of its subsidiaries after the date hereof in the ordinary course of business, provided that such employment agreement would not qualify as a Material Employment Agreement;

          (g) not increase the salary or monetary compensation of any person except for increases in the ordinary course of business consistent with past practice or except as required to comply with applicable law or pursuant to previously existing contractual arrangements;

          (h) not adopt, enter into or amend to increase benefits or obligations of any Plan or Material Employment Agreement, except (i) as required to comply with changes in applicable law, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof or (iii) as required pursuant to existing contractual arrangements;

          (i) not make capital expenditures, or enter into any binding commitment or contract to make such expenditures in excess of the amount specified for years 2000 and 2001 in Section 5.01 of the Company Disclosure Schedules;

          (j) not enter into any contract or commitment (i) providing for the provision of products by the Company or any of its subsidiaries that has a term of more than three years and which is reasonably expected to generate more than $25 million in revenues over its term or more than $10 million in revenues per year or (ii) providing for the purchase of services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $25 million over its term;

          (k) not make, change or revoke any material Tax election unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future;

          (l) (i) prepare or file any Tax Return inconsistent with past practice or (ii) on such Tax Return, take any position, make any election or adopt any method that is inconsistent with position taken, elections made or methods used in preparing and filing similar Tax Returns in prior years, other than, in either case, as required by law and other than in the ordinary course;

          (m) make any change in accounting policies, procedures, methods, assumptions or principles (other than changes required by law or generally accepted accounting principles);

          (n) amend or modify in any material respect any existing material Contract except in the ordinary course of business and except for extensions of existing agreements;

          (o) enter into any settlement or similar agreement with respect to any Claim to which the Company or any of its subsidiaries is a party, which settlement or agreement, involves the payment by the Company of an amount in excess of the amount set forth in Section 5.01 of the Company Disclosure Schedule; or

          (p) enter into any agreement to do any of the foregoing.

     SECTION 5.02. Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

     SECTION 5.03. Acquisition Transactions. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

     (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, the Company may, in response to an unsolicited bona fide written offer or proposal with respect to an Acquisition Transaction (an "Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with and consideration of the views of its independent financial advisor and legal counsel, could reasonably likely lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquirer. For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal which the Company's Board of Directors determines, taking into account all legal, financial, regulatory and other aspects of the proposal, in its good faith judgment and after consultation with and consideration of the views of its independent financial advisor and legal counsel, is (i) reasonably likely to be consummated and (ii) would, if consummated, be more favorable to the Company's stockholders than the Merger.

     (c) The Company shall as promptly as practicable notify Parent after receipt of any Acquisition Proposal, or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact to the extent known.

     SECTION  5.04. Access to Information; Confidentiality.

     (a) Except for competitively sensitive information as to which access, use and treatment is covered by Section 5.04(b), and subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request and will use reasonable best efforts to cause the cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives; provided, however, such investigation shall not unreasonably disrupt the Company's operations. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement previously entered into between Parent and the Company (the "Confidentiality Agreement"), and, as applicable, "Common Interest Material" or "Confidential Information" for purposes of the Joint Defense, Common Interest and Confidentiality Agreement among the parties thereto, previously entered into (the "Joint Defense Agreement"), the terms of each of which shall continue in force until the Effective Time provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Shareholder Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which (in consultation with outside counsel) (i) it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, (ii) constitutes information protected by attorney/client privilege, or (iii) the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties. No investigation pursuant to this Section

5.04(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     (b) As promptly as possible following the date hereof the parties intend to establish an appropriate protocol which shall remain in place until the expiration of the applicable waiting periods under the HSR Act pursuant to which the Company may disclose to a limited number of representatives of the Parent confidential information which is competitively sensitive in nature for the purpose of preparing filings required under the HSR Act, and otherwise consistent with the advice of the parties outside antitrust counsel. Any such information shall be "Evaluation Material" for purposes of the Confidentiality Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of such materials (the Company or Parent as the case may be) or its legal counsel.

     (c) The  Company  shall  make  reasonable  best  efforts to  segregate  and preserve unchanged in a secure location until the Effective Time all documentation contained in the data room to which Parent Representatives were given access prior to the date hereof, and as soon as practicable after the Closing such documentation shall be transferred to the possession of the Company. Parent Representatives shall be given access to such documentation in accordance with Section 5.04(a).

     SECTION 5.05. Notices of Certain Events. (a) The Company shall promptly after any of the 16 executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or the failure of which to obtain would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced against the Company or any of its subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

     (b) Each of Parent and Merger Sub shall promptly after any of the executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced against Parent or Merger Sub that relate to consummation of the transactions contemplated by this Agreement.

     (c) Subject to the provisions of Section 5.03, each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be;
provided, however, that the delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.06. Merger Sub. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

     SECTION 5.07. Employee Benefits. (a) From and after the Effective Time, Parent and its affiliates shall assume and honor all Employee Benefit Plans and Material Employment Agreements in accordance with their terms as in effect immediately before the Effective Time, including the Company's severance plan (the "Severance Plan"), subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than two years following the Effective Time, Parent shall provide, or shall cause to be provided, to current employees of the Company and its Subsidiaries (the "Company Employees") compensation and employee benefits that are, in the aggregate, not less favorable than those provided to similarly situated employees of Parent and its affiliates. Without limiting the generality of the foregoing, the Lilly Industries, Inc. Severance Plan, as amended as of June 23, 2000, shall remain in effect, without any amendments that are adverse to eligible employees thereunder, for the benefit of Company Employees, for not less than two years following the Effective Time. The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Employee Benefit Plan to the extent permitted by its terms as in effect immediately before the Effective Time.

     (b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (c) Without limited the generality of the foregoing, Parent shall cause Company Employees whose employment is involuntarily terminated after the Effective Time to be provided with outplacement services consistent with Parent's current practices for its employees.

     (d) For so long after the Effective Time as the Company maintains the cash or deferred arrangement under Section 401(k) of the Code in which Company Employees participate immediately prior to the Effective Time and Parent's 401(k) plans have a loan feature, Parent shall cause the plan to retain the loan feature of such plan.

     SECTION 5.08. Meeting of the Company's Shareholders. The Company shall on a timely basis take all action necessary in accordance with the IBCL and its Amended and Restated Articles of Incorporation and Code of By-Laws to convene a meeting of the Company's shareholders (the "Company Meeting") to vote on the Merger and on this Agreement. The Board of Directors of the Company shall recommend that the Company's shareholders vote to approve and adopt this Agreement and the Merger, and use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and this Agreement and to take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the IBCL to effect the Merger; provided, however, that the Board of Directors may change or withdraw such recommendation in any respect and not take such efforts to solicit proxies if the Board of Directors determines in good faith, based on the advice of outside counsel, that the failure to take such action would likely result in a violation of the Board of Directors' fiduciary duties. Nothing herein shall impair the Company's ability to take and disclose a position contemplated by Rule 14e-2 under the Exchange Act or otherwise to comply with applicable securities laws.

     SECTION 5.09. Proxy Statement. Reasonably promptly after execution of this Agreement, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent reasonably promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company's shareholders, each of the Company, Parent and Merger Sub shall correct promptly any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

     SECTION 5.10. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.11. Expenses and Fees. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

     (b) If this Agreement shall be terminated:

          (i) by Parent pursuant to clause (f) of Section 7.01, the Company shall pay to Parent the Company Termination Fee upon termination of this Agreement;

          (ii) by either party pursuant to (g) of Section 7.01 and (A) at any time after the date of this Agreement and prior to the time of the vote of the shareholders of the Company an Acquisition Proposal has been made to the Company and (B) within 12 months of termination the Company enters into a binding written agreement with respect to such Acquisition Proposal, the Company shall pay the Company Termination Fee within two business days of entry into such binding written agreement; or

          (iii) by the Company pursuant to clause (e) of Section 7.01, the Company shall pay the Company Termination Fee upon termination of this Agreement.

     For purposes of the foregoing, "Company Termination Fee" shall mean an amount equal to $25 million in cash.

     SECTION 5.12. Agreement to Cooperate. (a) Subject to the terms and conditions of this Agreement Parent shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), including through all possible appeals. The Company shall cooperate with Parent's efforts pursuant to the foregoing sentence. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger.

     (b) In addition to and without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to 3 business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Agency relate to antitrust matters). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any domestic or foreign government or governmental agency or authority (each, a "Governmental Agency") for additional information or documentation, (ii) (A) promptly notify the other party of any written communication to that party from any Governmental Agency and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing,
(B) to the extent practicable, permit the other party to review and discuss in advance and consider in good faith the views of one another in connection with, any proposed written (or any material oral) communication with any Governmental Entity; (C) not agree to participate in any substantive meeting or discussion with any Governmental Agency in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Agency, gives the other party the opportunity to attend and participate thereat, and (D) furnish the other party with copies of all correspondence, filings and communications (and memoranda, if any, setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger, and (iii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Agency not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which shall not be unreasonably withheld). Parent shall offer to take (and if such offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Agency with respect to the Merger so as to enable the Effective Time to occur prior to June 30, 2001 (the "Outside Date") and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. In addition to and without limiting the foregoing, Parent shall propose, negotiate, offer to  commit  and  effect  (and if such  offer is  accepted,  commit  to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time beyond the Outside Date, or which may be necessary to allow the Effective Time to occur prior to the Outside Date. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.12, Parent shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of plants, assets and businesses of Parent and its Subsidiaries or the Company and its Subsidiaries that accounted in the aggregate for more than $60,000,000 of the combined sales of Parent and the Company in fiscal year 1999. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, in the case of Parent, its General Counsel (provided that the General Counsel of Parent enter into an agreement with the Company covenanting that he will not disclose any such competitively sensitive material to employees, officers or directors of Parent or its subsidiaries unless express permission is obtained in advance from the Company) and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

     SECTION 5.13. Directors' and Officers' Indemnification. (a) The indemnification provisions of the Amended and Restated Articles of Incorporation or Code of By-Laws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company relating to service prior to Effective Time. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 5.13 without limit as to time.

     (b) After the Effective Time for a period of six years from the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its
subsidiaries   (each,   together   with
such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement to the extent that any such Indemnified Party is indemnified by the Company pursuant to the Amended and Restated Articles of Incorporation or Code of By-Laws of the Company, any other indemnification arrangement, the IBCL or otherwise existing immediately prior to the Effective Time.

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that Parent shall not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy reasonably determined by Parent to have the greatest coverage available for a cost not exceeding such amount.

     (d)  Parent  shall  pay  all  reasonable  expenses,   including  reasonable
attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.13.

     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Amended and Restated Articles of Incorporation or Code of By-Laws of the Company, any other indemnification arrangement, the IBCL or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     SECTION 5.14. State Takeover Laws. The Board of Directors of the Company shall, upon the request of Parent, adopt such resolutions as may be necessary to render any applicable state anti-takeover law inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 5.15. Employee Stock Purchase Plan. The Company shall ensure that no purchases May be made under the ESPP after the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

          (a) this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with IBCL (the "Company Shareholder Approval");

          (b) (i) the Company Statutory Approvals and the Parent Statutory Approvals shall have been obtained and (ii) no provision of any applicable domestic (whether federal, state or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted), except in the case of (i) or (ii) for any approval the failure of which to obtain or any law or regulation the violation of which would not, singly or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect (after giving effect to the Merger) or (ii) result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine); and

          (c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.02. Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

          (a) Parent and Merger Sub shall have performed their agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date, which shall be true and correct as of such earlier date), except for such failures to perform or to be true and correct (without giving effect to any qualification in such representations and warranties relating to Parent Material Adverse Effect or knowledge or, except for any representation and warranty that calls for a list, materiality) that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Parent and of the Chief

     Executive Officer, the President or a Vice President of Merger Sub to that effect.

     SECTION 6.03. Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Merger Sub, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date, which shall be true and correct as of such earlier date), except for such failures to perform and to be true and correct (without giving effect to any qualification in such representations and warranties relating to Company Material Adverse Effect or knowledge or, except for any representation and warranty that calls for a list, materiality) that would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a Certificate of the Chief Executive Officer, the President or a Vice President of the Company to that effect; and

          (b) all Company Third Party Approvals shall have been obtained, except for approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c) since the date hereof, there shall not have occurred any Company Material Adverse Effect except for the matters disclosed on the Company Disclosure Schedule.

                                   ARTICLE VII

                                   TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

          (a) by mutual written consent of the Company and Parent;

          (b) by either the Company or Parent, if the Merger has not been consummated by June 30, 2001; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

          (c) by either the Company or Parent if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

          (d) by either the Company or Parent, if (x) there has been an uncurable breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (y) there has been an uncurable breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be;

          (e) by the Company, if any person shall have made a bona fide written offer for an Acquisition Transaction provided that the Board of Directors determines in good faith (I) that such Acquisition Transaction is a Superior Proposal and (II) that, based upon the advice of outside counsel, failure to take such action would likely violate its fiduciary duties under applicable law; provided, however, that (i) not less than four business days prior to such termination the Company shall notify Parent of its intention to terminate this Agreement pursuant to this Section 7.01(e) and
     (ii) to the extent reasonably requested by Parent, shall cause its respective financial and legal advisors to negotiate during such four-business-day period with Parent concerning adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on adjusted terms, and (iii) if Parent makes a bona fide written offer of any such adjustments prior to the expiration of such four-business-day period, the Board of Directors of the Company concludes in good faith that the transactions contemplated herein on such adjusted terms are not more favorable to the shareholders of the Company than such offer; provided, further, that any termination under this
     Section 7.01(e) shall not be effective until the Company has made payment of any fee required by Section 5.11(b).

          (f) by the Parent, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended in any material respects its approval or recommendation of the Merger and this Agreement to the Company's shareholders; or

          (g) by Parent or the Company if the shareholders of the Company fail to approve the Merger after a vote is taken at a duly held meeting of the Company's shareholders called for such purpose or any adjournment or postponement thereof.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     SECTION 8.01. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this section, in the second sentence Section 5.04 and in Sections 5.11 and 8.05, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement, except that the payment of any fee pursuant to Section 5.11(b) shall be liquidated damages and shall discharge any liability of the payer thereof relating to this Agreement.

     SECTION  8.02.   Non-Survival  of   Representations   and  Warranties.   No
representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

     SECTION 8.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to Parent or Merger Sub, to:

              The Valspar Corporation
              1101 South Third Street
              Minneapolis, Minnesota 55415
              Attention: General Counsel
              Facsimile: (612) 375-7313

          (b) With copies to:

              Dorsey & Whitney LLP
              220 South Sixth Street
              Minneapolis, Minnesota 55402
              Attention:  Jay L. Swanson, Esq.
              Facsimile: (612) 340-8738

          (c) If to the Company, to:

              Lilly Industries, Inc.
              200 West 103rd Street
              Indianapolis, Indiana
              Attention: Chief Financial Officer
              Facsimile: (312) 814-8710



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


          (d) with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019-6150
              Attention: Steven A. Cohen, Esq.
              Facsimile: (212) 403-2000

     SECTION 8.04. Interpretation. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the top five executive officers of the Company or the executive officers of Parent, as the case may be, or the knowledge of a prudent person acting in such capacity, (iii) "subsidiary" means, with respect to any person, any corporation which such person has, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through ownership of voting securities, by contract or otherwise, (iv) "affiliate" has the meaning set forth in Rule 405 of the SEC,
(v) "person" means any individual, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, state, trust, association, organization or other entity of any kind or nature, and (vi) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (b) "Company Material Adverse Effect" means any effect that is materially adverse to the business, properties, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any effect relating to (1) the economy or financial markets in general or the industries in which the Company operates in general, or (2) the announcement or pendency of the Merger. For purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, any special transaction charges, costs or expenses incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

     SECTION 8.05. Miscellaneous. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     SECTION 8.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.07. Amendments; Extensions. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 8.08. Entire Agreement. This Agreement, the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.13, which is intended for the benefit of the Company's former and present officers, directors, employees and agents, and the provisions of Articles I and II, which are intended for the benefit of the Company's shareholders, including holders of Options, in the event of consummation of the Merger.

     SECTION 8.09. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION  8.10.  Specific   Performance.   The  parties  hereto  agree  that
irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  LILLY INDUSTRIES, INC.


                                  By:    /s/  Douglas W. Huemme
                                  Name:  Douglas W. Huemme
                                  Title: Chairman and Chief Executive Officer

                                  THE VALSPAR CORPORATION


                                  By: /s/ Rolf Engh
                                  Name:  Rolf Engh
                                  Title: Senior Vice President

                                  VAL ACQUISITION CORP.


                                  By: /s/ Rolf Engh
                                  Name:  Rolf Engh
                                  Title: Senior Vice President